Exhibit (d)(5)

KRANESHARES TRUST

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made this 6th day of August, 2021 by and between Krane Funds Advisors, LLC, a Delaware limited liability company located at 280 Park Ave, 32nd Floor, New York, NY 10017 (the “Adviser”) and Quadratic Capital Management LLC, a Delaware limited liability company with its principal place of business located at 39 Lewis Street, 4th Floor, Greenwich, Connecticut 06830 (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with KraneShares Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and

WHEREAS, the Adviser, subject to the approval of the Board of Trustees of the Trust (the “Board” or the “Trustees”), desires to enter into this Agreement with the Sub-Adviser pursuant to which the Sub-Adviser will furnish such services with respect to each Fund listed on Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”), as such Schedule A may be amended from time to time upon mutual agreement of the parties; and

WHEREAS, the Sub-Adviser is willing to furnish the services set forth in this Agreement with respect to each Fund listed in Schedule A to this Agreement, as the same may be amended from time to time upon mutual agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties hereto agree as follows:

1.   Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement, the Sub-Adviser shall manage all of the securities and other assets of the Funds entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with each Fund’s respective investment objectives, guidelines, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (collectively, the “Prospectus”), and subject to the following:

(a)                The Sub-Adviser shall, subject to subparagraph (b), determine from time to time what Assets will be purchased, retained or sold by each Fund, and what portion of the Assets will be invested or held uninvested in cash, as is permissible under the terms of the Prospectus.

(b)                In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust and By-Laws (each as defined below), the Prospectus, the written instructions and directions of the Adviser and of the Board, the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and provided to the Sub-Adviser and the Trust’s policies and procedures from time to time provided to the Sub-Adviser and will conform to and comply with the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                The Sub-Adviser shall determine the Assets to be purchased or sold by the Funds as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Funds’ Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws. The Sub-Adviser may open and maintain brokerage accounts of all types on behalf of and in the name of the Funds. The Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable and appropriate. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, as amended, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, provided, however, that all such transactions shall be consistent such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules from time to time promulgated by the U.S. Securities and Exchange Commission (“SEC”). In no instance will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

(d)                The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Funds required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)                 The Sub-Adviser shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust.

(f)                 The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Fund. The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for the Funds at the same or similar times, provided such transactions are consistent with applicable law and the Sub-Adviser’s fiduciary obligations to the Funds.

(g)                The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(h)                The Sub-Adviser will have no obligation to advise, initiate, or take any other action on behalf of the Adviser, the Funds, or the Assets in any legal proceedings (including, without limitation, class actions, and bankruptcies) relating to the securities comprising the Assets or any other matter. The Sub-Adviser will not file proofs of claims relating to the securities comprising the Assets or any other matter. The Sub-Adviser will, however, notify the Adviser and the Trust’s custodian of class action settlements or bankruptcies relating to the Assets about which it becomes aware.

(i)                  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

(j)                 The Sub-Adviser shall maintain books and records with respect to the Funds’ securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Funds and the investment and the reinvestment of the Assets of the Funds. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(k)                 The Sub-Adviser shall monitor the Assets owned by each Fund and, in accordance with the Trust’s Fair Valuation Procedures, as adopted by the Board and as may be amended from time to time, shall promptly notify the Adviser and the Trust’s fund accounting agent of Assets that the Sub-Adviser believes should be fair valued. Fair valuation of securities in a Fund may be required when the Sub-Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

2.   Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement including, without limitation:

(a)	regulatory filings by the Funds;

(b)	compliance by the Funds;

(c)	custody of Fund Assets;

(d)	transfer agency in Fund shares; and

(e)	listing Fund Shares on NYSE Arca, Inc. or another national securities exchange.

The Adviser shall also oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the written instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all other applicable federal laws and regulations, as each is amended from time to time.

3.   Delivery of Documents. The Adviser has furnished or will furnish the Sub-Adviser with copies of each of the following documents:

(a)                 The Trust’s Amended and Restated Declaration of Trust dated June 7, 2017 (such Amended and Restated Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)                By-Laws of the Trust adopted June 7, 2017 (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)                Prospectus and statement of additional information of each Fund, as amended from time to time;

(d)                Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Funds;

(e)                Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)                 A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and

(g)                The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time.

The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Funds to use the Sub-Adviser’s Name (as defined in Section 12) or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Fund’s registration statement, as amended or supplemented from time to time, or in Fund shareholder reports or proxy statements or the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

4.   Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee shall be paid to the Sub-Adviser monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.

In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect.

5.   Expenses. Each of the Adviser and the Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to perform its duties under this Agreement and administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the its duties under this Agreement.

6.   Liability and Indemnification. Neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants shall be liable to the Adviser, the Trust, any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or any controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, the “Fund Indemnitees”) for any claim, loss, liability or damage suffered by a Fund Indemnitee in connection with the subject matter of this Agreement howsoever any such claim, loss, liability or damage may have occurred unless such claim, loss, liability or damage arises from the Sub-Adviser’s (i) own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement or (ii) breach of fiduciary duty with respect to receipt of compensation for services, or as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified herein.

The Sub-Adviser shall indemnify and hold harmless the Fund Indemnitees from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with this Agreement (including, without limitation, any claims of infringement or misappropriation of the intellectual property rights of a third party against the Sub-Adviser or any affiliated person relating to any index or index data provided to Sub-Adviser by the Adviser or Adviser’s agent and used by the Sub-Adviser in connection with performing its duties under this Agreement); provided, however, that the Adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.

The provisions of this Section shall survive the termination of this Agreement.

7.   Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents and warrants as follows:

(a)                 The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)                The Sub-Adviser will immediately notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Trust and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser (other than any routine regulatory examinations);

(c)                 The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, guidelines and policies or any applicable law or regulation; or (b) any material breach of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures relating to the Funds.

(d)                The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

(e)                The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(f)                 The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its corporate members or board, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(g)                This Agreement is a valid and binding agreement of the Sub-Adviser;

(h)                The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(i)                 The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.

(j)                  The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

8.   Representations and Warranties of the Adviser. The Adviser represents and warrants as follows:

(a)                The execution, delivery and performance by the Adviser of this Agreement has been or will be duly authorized by all necessary action on the part of the Adviser and the Board;

(b)                The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it or a member of its executive management is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Adviser (other than any routine regulatory examinations);

(c)                The Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of Assets in each Fund, cash requirements and cash available for investment in each Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder;

(d)                The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted; and

(e)                The Adviser will promptly notify the Sub-Adviser if any of the above representations in this Section are no longer true and accurate.

9.   Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below.

(a)                Duration. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Fund and thereafter for successive periods of one year for so long as such continuance thereafter is specifically approved at least annually by (i) vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) the Trustees of the Trust or by vote of a majority of each Fund’s outstanding voting securities; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. Prior to voting on the approval or renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement.

(b)                Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty:

(i)           By vote of a majority of the Board, by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)          By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Trust;

(iii)         By any party, to take effect immediately upon written notice to the other party, in the event that:

(A)	the license, approval, authorization or consent held by the other party which is required for the performance of its obligations under this Agreement and which has been granted or given by any relevant regulatory authority, is terminated or suspended;

(B)	the other party commits a material breach of this Agreement, which such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach;

(C)	any step is taken with a view to winding up, bankruptcy or administration of either party;

(D)	any adverse finding is make in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to affect its ability to perform its obligations under this Agreement; or

(E)	a relevant regulatory authority has held, or is likely to hold, any other party to be in breach of any regulatory or other duties in relation to this Agreement.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

10.              Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)                in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)               the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Section 10(b), along with the policies and procedures referred to in Section 10(a), are referred to herein as the Sub-Adviser’s “Compliance Program”). For purpose of clarity, the Sub-Adviser’s written policies and procedures will be designed only to prevent violation of the “federal securities laws” by the Funds to the extent such activities are directly controlled by the Sub-Adviser. The Sub-Adviser will not be responsible for non-compliance caused by the Adviser, the Trust or any other third parties.

11.              Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all confidential and proprietary information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof (“Confidential Information”). It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as Confidential Information and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate who reasonably require access to such Confidential Information in connection with the Funds and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as Confidential Information and for use only by the Sub-Adviser, its affiliates and agents, or such persons as the Sub-Adviser may designate who reasonably require access to such Confidential Information in connection with the Funds and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information, in connection with its obligation to provide investment advice and other services to the Funds and to assist or enable the effective management of the Adviser’s and the Funds’ overall relationship with the Sub-Adviser and its affiliates. Further, each of the Adviser and the Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was already known to the applicable party prior to the time of the disclosure.

12.              Reporting of Compliance Matters.

(a)                The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following:

(i)         a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(ii)         on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;

(iii)        a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(iv)       an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 9 of this Agreement.

(b)                The Sub-Adviser shall also provide the Trust’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

13.              The Name “Quadratic.” The Sub-Adviser grants to the Trust a sublicense to use the name “Quadratic” (the “Name”) as part of the name of any Fund sub-advised by the Sub-Adviser. The foregoing authorization by the Sub-Adviser to the Trust to use the Name as part of the name of any Fund sub-advised by the Sub-Adviser is not exclusive of the right of the Sub-Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Sub-Adviser, the Sub-Adviser has the right to use, or authorize others to use, the Name. The Trust shall (1) only use the Name in a manner consistent with uses approved by the Sub-Adviser, including in any filing or other document produced for the SEC or other regulatory agency or self-regulatory organization as may be required by law or as advised by legal counsel to the Trust; (2) use its best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Sub-Adviser may from time to time promulgate. At the request of the Sub-Adviser, the Trust will (a) submit to Sub-Adviser representative samples of any promotional materials using the Name; and (b) change the name of any Fund (i) promptly and without undue delay upon the termination of this Agreement or (ii) otherwise within thirty (30) days of its receipt of the Sub-Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, in either case, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of any Fund. The Sub-Adviser has obtained all licenses and permissions necessary for the Sub-Adviser to use the Name and to license the name to any third party, including the Trust. For purposes of clarity, the Adviser shall have no right to use the Name at any time without the prior written consent of the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser’s prior written consent is not required when use of the Name by the Adviser is as required by applicable law, rule, or regulation, including in a Fund registration statement, as amended or supplemented from time to time, in Fund shareholder reports, or in Fund proxy statements.

14.              Non-Exclusivity. The services of the Sub-Adviser to the Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, provided such services are consistent with applicable law and the Sub-Adviser’s fiduciary obligations to the Funds. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, provided such services and activities are consistent with applicable law and the Sub-Adviser’s fiduciary obligations to the Funds. Further, the Adviser understands, and has advised the Board, that the persons employed by the Sub-Adviser in assist in the Sub-Adviser’s duties under this Agreement will not devote their full-time efforts and services to the Trust unless required to comport with the Sub-Adviser’s fiduciary obligations to the Funds.

15.              Supplemental Arrangements. The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder other than investment advisory services, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment of this Agreement or otherwise be inconsistent with any applicable law, including Section 15 of the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

16.              Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

17.              Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.              Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

Krane Funds Advisor LLC 280 Park Avenue, 32nd Floor New York, NY 10017 Attention: Jonathan Krane, CEO jonathan.krane@kraneshares.com
KraneShares Trust 280 Park Avenue, 32nd Floor New York, NY 10017 Attention: Jonathan Krane, CEO jonathan.krane@kraneshares.com
Quadratic Capital Management, LLC 39 Lewis Street, 4th Floor Greenwich, CT 06830 Attention: Nancy Davis nancy.davis@quadraticllc.com

19.              Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Trust, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

20.              Trust and Shareholder Liability. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that any claims against or liabilities of the Trust shall be limited in all cases to the Trust and its assets, and if the liability or claim relates to one or more Fund, they shall be limited to the respective assets of that Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees or any individual Trustee of the Trust.

21.              Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

22.              Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

23.              Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

In the event the terms of this Agreement are applicable to more than one Fund of the Trust as specified in Schedule A attached hereto, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 8 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

24.              Miscellaneous.

a.                A copy of the Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

b.               Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Krane Fund advisors, LLC

By:	/s/ Jonathan Krane
Name: Jonathan Krane
Title: Chief Executive Officer

Quadratic Capital Management LLC

By:	/s/ Nancy Davis
Name: Nancy Davis
Title: Managing Partner

Signature Page to
Sub-Advisory Agreement

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated August 6, 2021

Between

Krane Funds Advisors, LLC and Quadratic Capital Management LLC

List of Funds

Quadratic Interest Rate Volatility and Inflation Hedge ETF

Quadratic Deflation ETF

SCHEDULE B

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated August 6, 2021

between

Krane Funds Advisors, LLC and Quadratic Capital Management LLC

With respect to each Fund, the Adviser shall pay the Sub-Adviser seventy-six percent (76%) of the sum of: (i) the total gross advisory fee due to the Adviser from the Fund under the terms of the Advisory Agreement minus (ii) any applicable fee waivers from time to time entered into between the Fund and the Adviser.